EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       CONTACT: Paul Feeney
                                                     Executive Vice President
                                                     and Chief Financial Officer
                                                     AEP Industries
                                                     (201) 807-2330
                                                     feeneyp@aepinc.com

          AEP INDUSTRIES INC. REPORTS FISCAL 2006 FIRST QUARTER RESULTS

South Hackensack, NJ, March 9, 2006 -- AEP Industries Inc. (Nasdaq: AEPI, the Company) today reported financial results for its fiscal first quarter ended January 31, 2006.

Net sales increased 12.5% in the first quarter of fiscal 2006 to $192,760,000 compared with $171,373,000 in the first quarter of fiscal 2005. Worldwide net sales includes $2,038,000 of negative impact of foreign exchange and other increases of $23,425,000 or 13.7% in the first quarter of fiscal 2006 as compared to the same period in fiscal 2005. The other increases in net sales were due to a 24.9% increase in unit prices partially offset by a 9.0% decrease in sales volume during the first quarter of fiscal 2006 as compared to the same period in fiscal 2005. Company operations in the U.S., Canada and in Europe experienced sales price increases combined with decreases in sales volumes.

Gross profit for the first quarter of fiscal 2006 increased $9,652,000 to $37,929,000 as compared to $28,277,000 in the same quarter of the prior year. The improvement in gross profit for the first quarter of fiscal 2006 was largely due to the Company's continued ability to pass increased resin costs through to its customers, its inventory management practices and the sequential reductions in resin costs in each month within the quarter, partially offset by the decrease in sales volume. The effect of foreign exchange on gross profit in the 2006 period was insignificant.

Operating expenses in the first quarter of fiscal 2006 increased $794,000 to $22,293,000 compared with $21,499,000 the same quarter of the prior period. The increase in operating expenses includes $202,000 of negative impact of foreign exchange and increased delivery costs of $333,000 primarily caused by gasoline price increases. In addition, general and administrative expenses increased $294,000 during the first quarter of fiscal 2006 as compared to the same period in fiscal 2005 primarily due to increased costs related to compliance with the Sarbanes-Oxley Act of 2002.

Income from continuing operations increased to $17,059,000 an improvement of $10,140,000 over the $6,919,000 earned in the first quarter of fiscal 2005. This increase results from the flow through of the previously discussed improvements in gross profit combined with an increase in other operating income of $1,282,000 which was primarily a result of a gain on the sale of our FIAP land and building in January 2006.

Other expense in the first quarter of fiscal 2006 includes the non-cash write-off of cumulative foreign currency translation adjustments applicable to the company's FIAP subsidiary of $7,986,000. Interest expense for the first quarter of fiscal 2006 decreased by $2,173,000 to $4,002,000 from the same period in the prior year due to reduction in debt levels and the refinancing of our Senior Notes in fiscal 2005.

The provision for income taxes in the first quarter of 2006 was $4,975,000 as compared to $1,215,000 in the same period of 2005. In the first quarter of fiscal 2006, no tax benefits have been recorded applicable to our European operations nor on the write-off of the Company's previously mentioned cumulative foreign currency translation losses of FIAP.

The net income for the quarter ended January 31, 2006 of $256,000 or $.03 per diluted share includes an after tax charge of $287,000 applicable to activities associated with winding up these discontinued operations. This compares to a net loss in the 2005 quarter period of $6,497,000 which included an after tax loss of $5,803,000 applicable to discontinued operations.

"We are very pleased with first quarter operations and the cash flow that has resulted therefrom. This is the third quarter in a row that our markets, for a variety of reasons, have been unusually volatile. Throughout this period the company has reported cash flow improvements while continuing to accept orders at market prices. We believe the reasons that cash flow has improved has to do with positions management has taken over many years oriented toward the pass through of resin cost increases to customers, the management of sales order back logs, and the coordination of inventory levels," stated Brendan Barba, Chairman and Chief Executive Officer of the Company.

"We have been restructuring our Company for almost three years and regret that these activities have resulted in a number of complexities including restructuring charges, impairments, presentations of discontinued operations and now the current period non-cash write-off to operations of FIAP's cumulative foreign currency translation losses combined with their related effects on the tax provision. We understand that these activities have been distracting, but we believe our restructuring program is almost complete, although small charges will continue to be incurred in wrapping up our remaining discontinued businesses. The fundamentals of our continuing business are strong and we are now in the position to clearly report the strength of our core operations. We thank you for your continued support through this trying period."

The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on Friday, March 10, 2006 at 10.00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                                 -Table Follows-

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                                           FOR THE THREE MONTHS ENDED
                                                                  JANUARY 31,
                                                          ----------------------------
                                                              2006            2005
                                                          ------------    ------------
NET SALES                                                 $    192,760    $    171,373

COST OF SALES                                                  154,831         143,096
                                                          ------------    ------------
  Gross profit                                                  37,929          28,277
                                                          ------------    ------------

OPERATING EXPENSES
 Delivery                                                        7,943           7,610
 Selling                                                         7,614           7,447
 General and Administrative                                      6,736           6,442
                                                          ------------    ------------
  Total operating expenses                                      22,293          21,499
                                                          ------------    ------------

OTHER OPERATING INCOME:
  Gain on sales of property, plant and equipment, net            1,423             141
                                                          ------------    ------------
  Operating income from continuing operations                   17,059           6,919
                                                          ------------    ------------
OTHER INCOME (EXPENSE):
 Interest expense                                               (4,002)         (6,175)
 Other, net                                                     (7,539)           (223)
                                                          ------------    ------------
                                                               (11,541)         (6,398)
                                                          ------------    ------------

  Income from continuing operations
  before provision for income taxes                              5,518             521
PROVISION FOR INCOME TAXES                                       4,975           1,215
                                                          ------------    ------------
  Income (loss) from continuing operations                         543            (694)

DISCONTINUED OPERATIONS:
 Pre-tax loss from operations                                     (267)         (5,919)
  Income tax provision (benefit)                                    20            (116)
                                                          ------------    ------------
  Loss from discontinued operations                               (287)         (5,803)
                                                          ------------    ------------
    Net income (loss)                                     $        256    $     (6,497)
                                                          ============    ============
EARNINGS (LOSS) PER COMMON SHARE - Basic and Diluted
  Income (loss) from continuing operations                $       0.06    $      (0.08)
                                                          ============    ============
  Loss from discontinued operations                       $      (0.03)   $      (0.69)
                                                          ============    ============
                                   Net income (loss)      $       0.03    $      (0.77)
                                                          ============    ============